                                Elastic Networks

                              INTELLECTUAL PROPERTY
                         TRANSFER AND LICENSE AGREEMENT

                                     Between

                           Nortel Networks Corporation

                                       and

                              Elastic Networks Inc.

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                                TABLE OF CONTENTS

Article I         DEFINITIONS                                                  1

Article II        TRANSFER OF RIGHTS                                           6

Article III       GRANT OF RIGHTS UNDER LICENSED PATENTS                       6

Article IV        GRANT OF RIGHTS UNDER LICENSED TECHNICAL INFORMATION         6

Article V         GRANT OF RIGHTS UNDER LICENSED SOFTWARE                      7

Article VI        TIME-LIMITED EXCLUSIVE PATENT LICENSE                        8

Article VII       GRANTBACK LICENSE                                            8

Article VIII      IMPROVEMENTS TO THE LICENSED INTELLECTUAL PROPERTY           9

Article IX        PROVISION OF LICENSED TECHNOLOGY AND TRANSFERRED
                  TECHNOLOGY                                                  10

Article X         GRANT OF RIGHTS UNDER THE LICENSED TRADEMARKS               11

Article XI        THIRD PARTY SOFTWARE LICENSE                                12

Article XII       ROYALTY PAYMENTS AND REPORTING                              13

Article XIII      CONFIDENTIAL INFORMATION                                    15

Article XIV       INFRINGEMENT OF LICENSED INTELLECTUAL PROPERTY              16

Article XV        LIABILITY                                                   16

Article XVI       NOTICES                                                     17

Article XVII      TERM AND TERMINATION                                        18

Article XVIII     ASSIGNMENT OF RIGHTS                                        20

Article XIX       GENERAL                                                     20

SCHEDULE A - ETHERLOOP PRODUCTS
SCHEDULE B - EXCLUSIVE LICENSED PATENTS
SCHEDULE C - LICENSED PATENTS
SCHEDULE D - LICENSED SOFTWARE
SCHEDULE E - LICENSED TECHNICAL INFORMATION
SCHEDULE F - LICENSED TRADEMARKS
SCHEDULE G - THIRD PARTY SOFTWARE
SCHEDULE H - TRANSFERRED SOFTWARE
SCHEDULE I - TRANSFERRED TECHNICAL INFORMATION
SCHEDULE J - TRANSFERRED TRADEMARKS
SCHEDULE K - NORTEL NETWORKS PATENT CROSS-LICENSE AGREEMENTS

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              INTELLECTUAL PROPERTY TRANSFER AND LICENSE AGREEMENT

This AGREEMENT (the "Agreement") entered into with effect as of the 12th day of May, 1999 (the "Effective Date")

BY AND BETWEEN:

            NORTEL NETWORKS CORPORATION, a corporation organized and existing under the laws of Canada, having its executive offices at 8200 Dixie Road, Brampton, Ontario, Canada L6T 5P6 (hereinafter referred to as "Nortel Networks"), on its own behalf and on behalf of its Subsidiaries,

AND:

            ELASTIC NETWORKS INC., a corporation organized and existing under the laws of Delaware, with offices located at 6120 Windward Parkway, Suite 100, Alpharetta, Georgia, U.S.A. 30005 (hereinafter referred to as "Elastic").

WHEREAS Nortel Networks, Nortel Networks Inc. ("NNI", a wholly owned subsidiary of Nortel Networks) and Elastic (a subsidiary of NNI prior to and immediately following the Effective Date) have entered into a contribution agreement dated as of the date hereof (the "Contribution Agreement") for the transfer by NNI to Elastic of certain assets related to the Elastic Business (as hereinafter defined); and

WHEREAS Elastic desires to obtain ownership rights in certain intellectual property belonging to Nortel Networks and to be granted licenses under certain intellectual property of Nortel Networks and Nortel Networks is willing to grant such rights and licenses, subject to the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, the Parties agree as follows:

ARTICLE I DEFINITIONS

1.1 Capitalized terms used herein not otherwise defined have the meaning ascribed to them in the Contribution Agreement. As used in this Agreement and the Schedules attached hereto:

      "Administrative Services" shall mean any financial, human resources or administrative processes or services, including any computer software used in connection therewith, supplied to or on behalf of the Elastic Business by any department, division, Subsidiary or Affiliate of Nortel Networks external to the Elastic Business, or any third person.

      "Affiliate" shall mean a corporation or company which directly or indirectly controls, or is under common control with, or is controlled by, a Party. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common


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      control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the subject person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise);

      "Confidential Information" shall mean any business, marketing, technical, scientific or other information which, at the time of disclosure, is designated as confidential (or like designation), is disclosed in circumstances of confidence, or would be understood by the Parties, exercising reasonable business judgment, to be confidential. Confidential Information includes, without limitation, the terms and conditions of this Agreement and information included in or related to the Licensed Intellectual Property and the Transferred Intellectual Property;

      "Distributor" shall mean a third party which Elastic has sublicensed or otherwise authorized to market Licensed Products to End Users;

      "End User" shall mean a third party that buys, leases, sublicenses or otherwise receives Licensed Products from Elastic or Distributor, or from a third party sublicensee of Elastic, primarily for its own use and not for resale;

      "Elastic Business" means the business related to (i) the design, research, manufacture and development of Etherloop Devices and associated equipment, software applications and services by Elastic on or after the date hereof, or by Elastic, Nortel Networks and/or NNI before the date hereof; and (ii) the marketing, distribution and licensing of Etherloop Devices and associated equipment, software applications and services by Elastic on or after the date hereof, or by Elastic, Nortel Networks and/or NNI before the date hereof;

      "Etherloop Products" shall mean the products listed in Schedule A;

      "Etherloop Device" shall mean a device or system for communicating Ethernet data frames between master and slave modems using burst mode half duplex transmission and providing a collision avoidance technique over a communications path other than Hybrid Fibre Coaxial Cable (including, but not limited to, the Etherloop Products);

      "Excluded Intellectual Property" shall mean Intellectual Property Rights relating to Administrative Services.

      "Exclusive Licensed Patents" shall mean the Patents listed in Schedule B and any Improvement relating thereto;

      "Improvement" shall mean any invention, development, change, innovation or extension;

      "Included Intellectual Property" shall mean collectively the Licensed Intellectual Property and the Transferred Intellectual Property;

      "Intellectual Property Rights" means all patent rights, copyrights, mask work rights, confidential information rights, trademark, trade name, distinguishing guise, trade secret or know-how rights, all rights of whatsoever nature in computer software and data, and


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      any other intangible rights or privileges of a nature similar to any of the foregoing, in every case in any part of the world and whether or not registered. Intellectual Property Rights shall also include all rights in any applications and granted registrations for any of the foregoing rights;

      "Licensed Intellectual Property" shall mean:

            (i)   the Licensed Patents;

            (ii) the Exclusive Licensed Patents after the expiry of the exclusivity period as defined in Article VI;

            (iii) the Licensed Software;

            (iv)  the Licensed Technical Information; and

            (v)   the Licensed Trademarks;

      "Licensed Patents" shall mean those Patents owned by Nortel Networks or its wholly owned subsidiaries and being used in the Elastic Business as of the Effective Date and all Improvements relating thereto, excluding those that are Excluded Intellectual Property, and including, without limitation, those Patents listed in Schedule C;

      "Licensed Products" shall mean the products manufactured and sold, and services provided, by the Elastic Business as of the Effective Date, and the products which the business records establish are being designed or funded by the Elastic Business as of the Effective Date to be manufactured and sold by or on behalf of the Elastic Business, and natural evolutions thereof in the field of the Elastic Business, including without limitation the Etherloop Products:

      "Licensed Software" shall mean the software and related property, including without limitation, copyright in the computer software and related documentation owned by Nortel Networks or its wholly owned subsidiaries and used in the Elastic Business as of the Effective Date and all Improvements relating thereto, excluding that which is Excluded Intellectual Property, and including, without limitation, that software listed in Schedule D;

      "Licensed Technical Information" shall mean the design of the product and all trade secrets embodied in any know-how, manufacturing specifications, processing procedures or research and development information owned by Nortel Networks or its wholly owned subsidiaries and used in the Elastic Business as of the Effective Date and all Improvements relating thereto, excluding that which is Excluded Intellectual Property, and including, without limitation, the technical information listed in Schedule E;

      "Licensed Trademarks" shall mean the trademarks listed in Schedule F;

      "Net Distributor Revenue" shall mean the amounts received by Elastic as a result of the Sale to a Distributor of Licensed Products or from the provision by a Distributor to an


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      End User of engineering, installation, maintenance, repair and other services relating to Licensed Products, whether comprising a lump sum and/or a series of periodic payments, after deducting any OEM Revenues, actual trade losses, any reasonable transportation charges or allowances, value added taxes or other sales taxes and custom duties imposed upon and paid by Elastic directly in respect of such sales, leasing or sublicensing, or provision of services or otherwise included in such proceeds; provided that where the Licensed Products are Sold to or through a Distributor which is a Subsidiary or Affiliate of, or otherwise not at arm's length with Elastic, the Net Distributor Revenue shall be the Net Distributor Revenue that would be realized in a similar transaction with a non-affiliated buyer transacting at arms length;

      "Net End User Revenue" shall mean the amounts received by Elastic as a result of the Sale by Elastic to an End User of Licensed Products or from the provision by Elastic to an End User of engineering, installation, maintenance, repair and other services relating to Licensed Products, whether comprising a lump sum and/or a series of periodic payments, after deducting any OEM Revenues, actual trade losses, any reasonable transportation charges or allowances, value added taxes or other sales taxes and custom duties imposed upon and paid by Elastic directly in respect of such sales, leasing or sublicensing, or provision of services or otherwise included in such proceeds; provided that where Licensed Products or the services relating to a Licensed Product are Sold to an End User which is a Subsidiary or Affiliate of, or otherwise not at arm's length with Elastic, the Net End User Revenue shall be the Net End User Revenue that would be realized in a similar transaction with a non-affiliated buyer transacting at arms length;

      "Net Sublicensing Revenue" shall mean the amounts received by Elastic as a result of the Sale by Elastic to a Sublicensee of the right to make, use, copy, modify and sell Licensed Products or to provide engineering, installation, maintenance, repair and other services relating to such Licensed Products whether comprising a lump sum and/or a series of periodic payments, after deducting any OEM Revenues, actual trade losses, any reasonable transportation charges or allowances, value added taxes or other sales taxes and custom duties imposed upon and paid by Elastic directly in respect of the Sale or otherwise included in such proceeds; provided that where the Licensed Products are Sold to or through a Sublicensee which is a Subsidiary or Affiliate of, or otherwise not at arm's length with Elastic, the Net Sublicensing Revenue shall be the Net Sublicensing Revenue that would be realized in a similar transaction with a non-affiliated buyer transacting at arms length;

      "OEM Revenues" shall mean any revenues received by Elastic for or in respect of products or equipment produced by or on behalf of any manufacturer other than Elastic;

      "Party" shall mean either Nortel Networks or Elastic;

      "Patent Cross License Agreements" shall means those general corporate patent cross-license agreements with third parties entered into by Nortel Networks listed in Schedule K;


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      "Patents" shall mean patents, patent applications, continuations.
      continuations in part, divisionals, reissues or reexaminations;

      "QIPO" shall mean a Qualified Initial Public Offering as defined in the Amended and Restated Certificate of Incorporation of Elastic Networks Inc. dated as of the date hereof;

      "Sale" or "Sales" means every disposition of an item or provision of a service, including selling, sublicensing, renting, leasing, lending and bartering of an item or service. A Sale is considered to occur when revenues are recognized by Elastic for accounting purposes. A Sale exists irrespective of the collection of any debt, but is considered canceled if money is refunded, "Sold" or "Sell" have a corresponding meaning;

      "Sublicensee" shall mean a third party manufacturer under sublicense from Elastic having, subject to the limitations set out herein, the right to make, use, copy, modify and sell Licensed Products and to provide engineering, installation, maintenance, repair and other services relating to such Licensed Products;

      "Subsidiary" shall mean a company in which a Party hereto effectively owns or controls, and continues to own or control, directly or indirectly, more than fifty percent (50%) of the voting stock or ownership interest therein;

      "Third Party Software" shall mean software licensed by Nortel Networks or NNI from a third party and which is used in the Elastic Business as of the Effective Date, including, without limitation, that software listed in Schedule G;

      "TI License Agreement" shall mean the Cooperative Development and License Agreement between Texas Instruments Incorporated and NNI dated September 9, 1998;

      "Transferred Intellectual Property" shall mean:

            (i)   the Transferred Software;

            (ii)  the Transferred Technical Information; and

            (iii) the Transferred Trademarks.

      "Transferred Software" shall mean the software and related property, including without limitation, the copyright in the computer software and related documentation owned by Nortel Networks and used exclusively in the Elastic Business as of the Effective Date listed in Schedule H;

      "Transferred Technical Information" shall mean trade secrets embodied in any know-how, manufacturing specifications, processing procedures or research and development information owned by Nortel Networks and used exclusively in the Elastic Business as of the Effective Date listed in
      Schedule I;

      "Transferred Trademarks" shall mean the trademarks listed in Schedule J.


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ARTICLE II TRANSFER OF RIGHTS

2.1. Subject to the terms and conditions of this Agreement, and subject to the rights granted under the Patent Cross-License Agreements and the TI License Agreement. Nortel Networks hereby transfers and assigns all of its right, title and interest in the Transferred Intellectual Property and the goodwill of the business associated with the Transferred Trademarks to Elastic.

ARTICLE III GRANT OF RIGHTS UNDER LICENSED PATENTS

3.1. Subject to the terms and conditions of this Agreement and subject to the rights granted under the TI License Agreement, Nortel Networks hereby grants to Elastic a non-exclusive, worldwide license under the Licensed Patents, to make, use, lease, sell, offer to sell and import Licensed Products and to provide engineering, installation, maintenance, repair and other services relating to such Licensed Products. Such license shall also include the right to have Licensed Products made by another manufacturer for the use, lease or sale by Elastic.

3.2. The Patent license granted herein to Elastic shall include the right to grant sublicenses to third parties within the scope of the license granted in Paragraph 3.1.

3.3. The Patent license granted herein to Elastic shall commence on the Effective Date, or when letters patent are issued or granted if subsequent thereto, and, provided this Agreement is not terminated pursuant to the provisions of this Agreement, shall continue for the shortest of the entire term of the respective Patents under which it is granted, the period during which such Patents are in force, or the duration of this Agreement.

ARTICLE IV GRANT OF RIGHTS UNDER LICENSED TECHNICAL INFORMATION

4.1. Subject to the terms and conditions of this Agreement and subject to the rights granted under the TI License Agreement, Nortel Networks hereby grants to Elastic a non-exclusive, worldwide license under the Licensed Technical Information for the purpose of designing, developing, using, manufacturing, and distributing Licensed Products and to provide engineering, installation, maintenance, repair and other services relating to such Licensed Products. The aforesaid rights shall include:

      (a) the right to communicate relevant procurement specifications related to the Licensed Technical Information to suppliers in all countries of the world reasonably necessary for, and solely for, the procurement by Elastic of materials, parts, components and assemblies for use in the manufacture and/or installation of the Licensed Products;

      (b) the right to communicate to End Users purchasing the Licensed Products such portions of the Licensed Technical Information as are reasonably needed by such End Users for operating and maintaining the Licensed Products; and


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      (c)   the right to communicate to Distributors such portions of the
            Licensed Technical Information as are reasonably needed by such Distributors for distributing Licensed Products;

      (d) the right to grant sublicenses to third parties under the technical information license granted herein within the scope of such license; and

      (e) the right to communicate to Sublicensees such portions of the Licensed Technical Information as are reasonably needed by such Sublicensees for developing, manufacturing and distributing Licensed Products;

provided, however, that the recipients of the Licensed Technical Information be advised by Elastic, in writing at the time, or before such communication, that proprietary information is being communicated and that such information is to be kept confidential and not used except as permitted hereunder, and provided further, that such recipients undertake, in writing, prior to disclosure, to respect such confidentiality.

ARTICLE V GRANT OF RIGHTS UNDER LICENSED SOFTWARE

5.1. Subject to the terms and conditions of this Agreement and subject to the rights granted under the TI License Agreement, Nortel Networks hereby grants to Elastic a non-exclusive, worldwide license right to use, copy, modify, sublicense and distribute the Licensed Software solely for the purpose of designing, developing, using, manufacturing, sublicensing and distributing Licensed Products and to provide engineering, installation, maintenance, repair and other services relating to such Licensed Products. The aforesaid rights shall include:

      (a) the right to communicate relevant procurement specifications related to the Licensed Software to suppliers in all countries of the world reasonably necessary for, and solely for, the procurement by Elastic of materials, parts, components and assemblies for use in the manufacture and/or installation of the Licensed Products; and

      (b) the right to communicate to End Users purchasing the Licensed Products, such portions of the Licensed Software as are reasonably needed by such End Users for operating and maintaining the Licensed Products;

      (c) the right to communicate to Distributors such portions of the Licensed Software as are reasonably needed by such Distributors for distributing Licensed Products;

      (d) the right to grant sublicenses under the software license granted herein to Elastic within the scope of such license; and

      (e) the right to communicate to Sublicensees such portions of the Licensed Software as are reasonably needed by such Sublicensees for developing, manufacturing and distributing Licensed Products.

5.2. The software license granted herein shall be subject to the following conditions:


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      (a)   the recipients of the Licensed Software other than End Users shall be advised by Elastic, in writing at the time, or before such communication, that proprietary information is being communicated and that such information is to be kept confidential and not used except as permitted hereunder, and provided further, that such recipients undertake, in writing, prior to disclosure, to respect such confidentiality; and

      (b) the right to sublicense software to End Users shall be subject to the prior or concurrent execution of a written sublicense agreement between Elastic, or its Sublicensee, and each End User whereby the End User (i) acquires no right, title or interest in or to such software other than the right to use it for the operation and maintenance of such devices, products or applications bought or leased from Elastic; and (ii) shall hold such software in confidence for Nortel Networks and Elastic and shall not, at any time, without the prior written consent of Nortel Networks and Elastic, transfer such software to any person other than employees of End User with a need to know.

ARTICLE VI TIME-LIMITED EXCLUSIVE PATENT LICENSE

6.1. Subject to the terms and conditions of this Agreement and subject to the rights granted under the Patent Cross License Agreements and the TI License Agreement, Nortel Networks hereby grants to Elastic an exclusive, time-limited, non-transferable, worldwide license under the Exclusive License Patents to make, use, lease, sell, offer to sell and import Licensed Products. Such license shall also include the right to have Licensed Products made by another manufacturer for the use, lease or sale by Elastic.

6.2. The patent license granted herein to Elastic shall include the right to grant sublicenses to third parties within the scope of the license granted in Paragraph 6.1.

6.3. The license granted under Paragraph 6.1 shall commence upon the Effective Date and shall terminate five (5) years from the Effective Date, after which time the Exclusive Licensed Patents shall be deemed to be Licensed Patents as herein defined.

ARTICLE VII GRANTBACK LICENSE

7.1. Subject to the terms of Section 10.04 of the Contribution Agreement, Elastic hereby grants to Nortel Networks, its Subsidiaries and Affiliates an unrestricted, irrevocable, nonexclusive, worldwide, perpetual (or full-term, as the case may be), fully paid-up license under:

      (a) the Transferred Intellectual Property other than the Transferred Trademarks;

      (b) the Exclusive Licensed Patent during the period of exclusivity set out herein;

      (c) all Improvements relating to the Transferred Intellectual Property other than the Transferred Trademarks; and


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      (d)   all Improvements relating to the Exclusive Licensed Patent during the period of exclusivity;

to make, have made, use, lease, offer to sell, sell, and import all products and to copy, modify and sublicense and distribute relevant material for such purposes. Such license shall include the right to sublicense such rights to purchasers and users of such products but not to otherwise sublicense such rights.

7.2. To the extent of its right to do so and notwithstanding any other provision of, or licenses granted under, this Agreement, Elastic hereby grants to Nortel Networks an unrestricted, irrevocable, non-exclusive, worldwide, perpetual (or full-term, as the case may be), fully paid-up license to make, have made, use, lease, sell, offer to sell and import all products under Patents:

      (a)   owned, or acquired, by Elastic;

      (b)   resulting from patent applications filed by Elastic;

      (c) under which Elastic has obtained a license, which includes a right to sublicense,

during the period in which Elastic is a Subsidiary of Nortel Networks. Such license shall include the right to sublicense rights in such patents to Nortel Networks' Subsidiaries, product purchasers and users, and third parties which have entered into Patent Cross-License Agreements with Nortel Networks. Nortel Networks agrees to restrict its use and enjoyment of the license granted under this Paragraph 7.2 in accordance with the provisions of Section 10.04 of the Contribution Agreement.

ARTICLE VIII IMPROVEMENTS TO THE LICENSED INTELLECTUAL PROPERTY

8.1. If Elastic invents, develops or otherwise acquires any Improvement relating to the Licensed Intellectual Property, Elastic shall promptly notify Nortel Networks in writing giving details of such Improvement and will provide Nortel Networks, free of charge other than the reasonable cost of providing copies thereof, any explanations that Nortel Networks may reasonably require concerning the Improvement including, without limitation, access to copies of information, data, technology, designs, drawings, prototypes, models, computer materials and software describing or embodying the Improvements provided such action does not adversely affect Elastic's ability to obtain patent protection.

8.2. Elastic, to the extent of its legal right so to do, shall grant to Nortel Networks a royalty free, non-exclusive, unrestricted, perpetual, worldwide license (with a right to grant sublicenses thereunder) under all Intellectual Property Rights relating to any Improvements relating to the Licensed Intellectual Property which Elastic may develop or otherwise acquire to make, have made, use, lease, offer to sell, sell, and import Other Products and to copy, modify and sublicense and distribute relevant material for such purposes.

8.3. If the Improvement relating to the Licensed Intellectual Property involves patentable subject matter, then:


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      (a)   if Elastic files for, or acquires, any patent thereon in an country,
            Elastic shall grant to Nortel Networks a non-exclusive, royalty free, unrestricted, full term license (with a right to grant sublicenses thereunder) to make, have made, use, lease and sell, offer for sale and import under any such patents; or

      (b) if Elastic intends to file patent application(s) only in certain countries, Elastic shall, within such time as will enable Nortel Networks to make timely patent applications in other countries, provide Nortel Networks, at its request, with all signatures and documents necessary for filing applications for and obtaining such patents in such other countries, provided Nortel Networks shall file such patent applications at its own expense (but with such assistance as Elastic may properly give) and Elastic shall be granted, if it so requests, a non-exclusive, free, unrestricted, full term license (with the right to grant sublicenses) for such patents.

8.4. If Elastic transfers or assigns to Nortel Networks or its designee all or part of its interest in any Improvement pursuant to Paragraph 8.3, the licenses granted to Elastic relating to the Licensed Intellectual Property pursuant to this Agreement shall extend to any patent rights in such Improvement.

ARTICLE IX PROVISION OF LICENSED TECHNOLOGY AND TRANSFERRED TECHNOLOGY

9.1. During a period of six (6) months ("Technology Disclosure Period") commencing on the Effective Date Nortel Networks shall, subject to the terms and conditions of this Agreement, provide to Elastic the Included Intellectual Property. The Included Intellectual Property shall be in the form then being used by the Elastic Business.

9.2. Elastic shall be responsible, during the Technology Disclosure Period, for ensuring it receives all the Included Intellectual Property it requires to fully enjoy the rights assigned or licensed to it under this Agreement. Both Parties shall cooperate fully to ensure this result.

9.3. Any Included Intellectual Property that is reduced to a tangible form and that is provided by Nortel Networks to Elastic, shall be deemed to have been transferred to Elastic upon receipt of such tangible reduction by either a representative of Elastic or a representative of a common carrier designated by Elastic. Included Intellectual Property that is delivered by Nortel Networks using photonic and/or electronic communications networks, shall be deemed to have been transferred to Elastic when such technology is transmitted by Nortel Networks to Elastic. Where pursuant to the Contribution Agreement, Elastic is to acquire control of the site located at 6120 Windward Parkway, Suite 100, Alpharetta, Georgia, U.S.A. 30005 formerly controlled by NNI, Included Intellectual Property physically present at such site shall be deemed to have been transferred to Elastic upon transfer to Elastic of control of such site.

9.4. Nortel Networks shall not be obligated to create any new intellectual property for Elastic under this Agreement.

9.5. Elastic shall not acquire any access rights under this Agreement relating to any network, database, application, computer and/or system operated by Nortel Networks and/or its Affiliates.


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ARTICLE X GRANT OF RIGHTS UNDER THE LICENSED TRADEMARKS

10.1. Nortel Networks hereby grants to Elastic a personal, non-transferable, non-assignable, indivisible, non-exclusive, worldwide right to use the Licensed Trademarks solely in its marketing programs to identify Elastic as a company affiliated with Nortel Networks (for example "Elastic Networks, a Nortel Networks Venture") in such a manner which is not reasonably likely to jeopardize the validity of the Licensed Trademarks or to damage or detract from Nortel Networks' goodwill or interest in the Licensed Trademarks. Without limiting the generality of the foregoing Elastic shall not use the Licensed Trademarks in association with Licensed Products, or any business activity where Nortel Networks believes, in its sole discretion, such association could be detrimental to Nortel Networks' reputation. Nothing in this Agreement shall prevent Elastic or any of its Affiliates from using the word "Network" or any word similar thereto, alone or in connection with one or more other words or designs, as a trademark, service mark, trade name or otherwise, provided that use of such word when it is included as part of the Licensed Trademarks shall be in accordance with the provisions of this Article X.

10.2. Nortel Networks further grants to Elastic the perpetual right to represent publicly that it was once owned by Nortel Networks and a Subsidiary thereof, but nothing in this Paragraph 10.2 shall expand or extend the rights granted to Elastic under the Licensed Trademarks as otherwise provided for in this Article X.

10.3. Elastic shall comply with Nortel Networks' instructions as to the form and manner in which the Licensed Trademarks will be used pursuant hereto and shall ensure that all such use is in accordance with applicable legal requirements of any country in which the Licensed Trademarks are used. Elastic shall submit to Nortel Networks for prior approval, in the manner in which Nortel Networks shall direct, all advertising and other material on which the Licensed Trademarks appear or will appear and any such advertising or other material shall be deemed to have been approved five (5) business days following receipt by Nortel Networks unless Elastic is notified to the contrary prior to the expiry of such five (5) day period. Notwithstanding the foregoing, Elastic shall have no obligation to submit to Nortel for prior approval, and may use, any such packaging, advertisement or other material which is substantially similar to any packaging, advertisement or other material previously approved or deemed approved under this Paragraph 10.3.

10.4. Elastic acknowledges that the Licensed Trademarks and all goodwill associated therewith are, and shall remain, the sole property of Nortel Networks and no rights are conferred upon Elastic with respect to the Licensed Trademarks except as specifically set forth herein.

10.5. Elastic shall take all reasonable precautions to protect the Licensed Trademarks from infringement and advise Nortel Networks of any infringement or apparent infringement as soon as it becomes known to Elastic.

10.6. Elastic shall have the right to use the Licensed Trademarks, as herein provided, from the Effective Date of this Agreement and continuing for a period of four (4) years thereafter.

10.7. Nortel Networks shall be entitled to terminate the rights herein granted to Elastic under the Licensed Trademarks at any time effective upon written notice to Elastic if, in its reasonable determination, such termination is necessary in order to protect the Licensed Trademarks from being degraded in value as a result of the actions of Elastic.

10.8. Unless terminated earlier as provided herein, the licenses granted under this Article X shall terminate automatically, without notice, on the date on which Elastic ceases to be a Subsidiary of Nortel Networks.

10.9. Upon termination or expiration of this Agreement and/or upon the termination of the licenses granted under this Article X, Elastic shall forthwith discontinue the exercise of the license rights granted hereunder, and all rights conferred upon Elastic hereunder to the Licensed Trademarks shall revert to Nortel Networks. Thereafter, within thirty (30) days of receipt of written request from Nortel Networks, Elastic shall deliver up to Nortel Networks, or at Nortel Networks' option provide a certificate of destruction of all materials bearing the Licensed Trademarks.

ARTICLE XI THIRD PARTY SOFTWARE LICENSE

11.1. Nortel Networks and Elastic acknowledge that the Elastic Business may include use of Third Party Software. Accordingly, Nortel Networks, to the extent of its legal right so to do, hereby grants to Elastic a sublicense to all rights Nortel Networks and its Subsidiaries have in Third Party Software. Nothing herein shall require Nortel Networks to acquire additional rights to sublicense such rights from a third party.

11.2. The rights granted under this Article XI are subject to Elastic agreeing to, and Elastic hereby agrees to:

      (a) observe all the applicable terms and conditions of Nortel Networks' agreement with the supplier of each item of such Third Party Software (hereinafter "the Supplier");

      (b) make reports and remittances to Nortel Networks in respect of Elastic's use and sublicensing of such Third Party Software in a timely manner so as to permit Nortel Networks to satisfy its obligations with respect to reports and remittances to such Suppliers. Elastic's remittances in this regard shall include all amounts owed by Nortel Networks to the Suppliers in respect of Elastic's use of such Third Party Software, plus Nortel Networks' reasonable charges for copying, transmitting, configuring or otherwise making available to Elastic such Third Party Software, and

      (c) indemnify and hold harmless Nortel Networks and its Subsidiaries from any and all claims and liabilities (including reasonable legal fees and expenses) arising out of Elastic's use of such Third Party Software.

ARTICLE XII ROYALTY PAYMENTS AND REPORTING

12.1. In partial consideration of the rights granted pursuant to Articles III through IX and Article XI of this Agreement, Elastic shall pay to Nortel
Networks:

      (a) a royalty of two and one half percent (2.5 %) of Net End User Revenue for the term of this Agreement;

      (b) a royalty of two and one half percent (2.5 %) of Net Distributor Revenue for the term of this Agreement; and

      (c) a royalty of five percent (5.0 %) of Net Sublicensing Revenues for the term of this Agreement.

12.2. Within thirty (30) days following the start of each calendar quarter, commencing with the first calendar quarter in which any Net End User Revenue, Net Distributor Revenue, or Net Sublicensing Revenues are generated, and continuing thereafter until all royalties payable hereunder have been reported and paid, Elastic shall:

      (a) furnish Nortel Networks with a report certified by an authorized official of Elastic, recording:

            (i) all Licensed Products sold to End Users during the most recently completed calendar quarter;

            (ii) the Net End User Revenue and Net Distributor Revenue generated on such sales during the most recently completed calendar quarter;

            (iii) the royalties payable on such Net End User Revenue and Net
                  Distributor Revenue;

            (iv) the Net Sublicensing Revenues generated during the most recently completed calendar quarter for each Sublicensee; and

            (v)   the royalties payable on such Net Sublicensing Revenues; and

      (b) remit to Nortel Networks payment equal to the total of all royalties owing for that period.

12.3. If no Net End User Revenue, Net Distributor Revenue or Net Sublicensing Revenues have been generated, that fact shall be shown on such report.

12.4. Without prejudice to any other right of Nortel Networks, if any payment owed to Nortel Networks under this Agreement is not made on the due date, the amount owed will be deemed to be a loan from Nortel Networks to Elastic owing as from the date payment was due, and Elastic shall pay interest on the overdue amount at two percent (2%) over the prime rate established by the Chase Manhattan Bank, N.A. as published in the Wall Street Journal on the last United States business day of each month.

12.5. All payments made by Elastic to Nortel Networks under this Agreement shall be made in US dollars. Elastic shall make all such payments by wire transfer or in other immediately available funds, as Nortel Networks may direct in writing, and the costs or fees for the payment will be borne by Elastic.

12.6. All payments required by this Agreement shall be exclusive of taxes, and Nortel Networks shall be responsible for the payment of all such taxes, including, but not limited to, all sales, value-added, use, rental receipt, personal property or other taxes and their equivalents which may be levied or assessed in connection with this Agreement (excluding only taxes based on Elastic's net income).

12.7. For a period of three (3) years from the date of Sale, Elastic shall keep, at its own expense, accurate records using U.S. Generally Accepted Accounting Principles which set out the quantity, description, and price of the Licensed Products Sold by Elastic and its Distributors, and all other information necessary to accurately and completely calculate royalties (such records hereinafter referred to as "Records").

12.8. Upon ten (10) business day's written notice, Nortel Networks shall have the right, to be exercised through an independent, certified accounting firm designated by Nortel Networks and reasonably acceptable to Elastic, to examine Records of Elastic as necessary to verify the accuracy of Elastic's royalty payments under this Agreement. This right may be exercised by Nortel Networks only once in any twelve-month period. An examination of Records relating to royalties owed for a given calendar quarter may be performed at any time within two (2) years after the end of such calendar quarter. Such examination shall be performed at Elastic's major place of business or at any other location reasonably acceptable to both Parties. The examining accounting firm may make abstracts or copies of Records solely for its use in performing the examination. Elastic will be entitled to refuse to provide such examining accounting firm with Records unless such firm agrees in writing that:

      (a) it will maintain in confidence all information, abstracts, and copies of Records acquired during its examination; and

      (b) it will not make any use of this material other than to inform Nortel Networks of any provable or suspected inaccuracy of Elastic's payments under this Agreement, or of any provable or suspected inaccuracy in Elastic's books.

12.9. If any examination under Paragraph 12.8 of this Article XII shows that an overpayment has been made by Elastic, any excess amounts shall be promptly refunded or credited against future payments.

12.10. If any examination under Paragraph 12.8 of this Article XII shows that an underpayment has been made by Elastic, Elastic shall be deemed to have loaned from Nortel Networks an amount of money equal to such underpayment, and shall promptly pay the underpaid amount, together with interest fees as required pursuant to Paragraph 12.4 of this Article XII. If the amount of such underpayment exceeds ten percent (10%) of the amount that should have been paid during the time period over which such underpayment was made, Elastic shall also pay to Nortel Networks all reasonable costs of the examination.

12.11. Neither Nortel Networks' right to have others examine pursuant to Paragraph 12.8 of this Article XII, nor its right to receive adjustment payments pursuant to Paragraph 12.10 of this Article XII, shall be affected by statements to the contrary appearing on cheques or otherwise, unless any such right is expressly waived by Nortel Networks.

12.12. The royalty and reporting obligations set out in this Article XII shall be payable by Elastic until such time as securities of Elastic are first offered for sale and sold to the public in a QIPO or on sale of Elastic at a value greater than or equal to a QIPO; after such time, provided Elastic has paid all outstanding royalties owing and is not in default under any of the terms of this Agreement, the licenses granted to Elastic hereunder shall be considered fully paid-up and royalty free.

ARTICLE XIII CONFIDENTIAL INFORMATION

13.1. For the term of this Agreement and for a period of ten (10) years thereafter, any Confidential Information of one Party (hereinafter "Disclosing Party") received by the other Party (hereinafter "Receiving Party") under this Agreement, shall be used, disclosed, or copied, only for the purposes of, and only in accordance with, the provisions of this Agreement. The Receiving Party shall use the same degree of care as it uses to protect its own Confidential Information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, disclosure or publication of the Confidential Information. Without limiting the generality of the foregoing, the Receiving Party shall only disclose Confidential Information to its employees, contractors, end users and third party sublicensees who need to obtain access thereto consistent with such Party's rights under this Agreement. The Receiving Party shall not make or have made any copies of Confidential Information except those copies that are necessary for the purposes of this Agreement; and the Receiving Party shall affix to any copies it makes of the Confidential Information, all proprietary notices or legends affixed to the Confidential Information as they appear on the copies of the Confidential Information originally received from Disclosing Party.

13.2. Neither Party shall be bound by any obligation restricting the disclosure and use of Confidential Information set forth in this Agreement, that:

      (a) is necessary to enable Elastic to provide specifications to suppliers for the procurement of materials, parts, components and assemblies for use in the manufacture, use or sale of Licensed Products, or

      (b) is necessary to enable end users purchasing, sublicensing or otherwise acquiring Licensed Products to operate and maintain such Licensed Products;

      (c) was lawfully in the public domain prior to its disclosure, or becomes publicly available other than through a breach of this Agreement;

      (d) was disclosed to the Receiving Party by a third party provided such third party, or any other party from whom such third party receives such information, is not in breach of any confidentiality obligation in respect of such information;

      (e) is disclosed when such disclosure is required pursuant to legal, judicial, or administrative proceedings, or otherwise required by law, subject to the Receiving Party using reasonable efforts to provide prior notice to the Disclosing Party to allow it to seek protective or other court orders; or

      (f) is disclosed, pursuant to a standard confidentiality agreement, to a potential purchaser, in connection with a possible acquisition of Elastic or substantially all of its assets, through an asset transaction, merger, stock transaction or otherwise.

13.3. Within twenty (20) business days of the Disclosing Party's request, the Receiving Party shall return to the Disclosing Party all Confidential Information and all copies thereof (or such copies or portion of the Confidential Information as the Disclosing Party specifies), or, if so directed by the Disclosing Party, shall immediately destroy such Confidential Information and all copies thereof (or such copies or portion of the Confidential Information as the Disclosing Party specifies) and shall certify such destruction to the Disclosing Party. Each Party shall notify the other Party immediately upon learning of any unauthorized disclosure of the other Party's Confidential Information.

ARTICLE XIV INFRINGEMENT OF LICENSED INTELLECTUAL PROPERTY

14.1. Elastic shall promptly give notice in writing to Nortel Networks of any actual, suspected or threatened infringement by third parties of any Licensed Intellectual Property.

14.2. Nortel Networks has the right to exercise sole control over legal proceedings relating to any actual, suspected or threatened infringement by third parties of any Licensed Intellectual Property. If Nortel Networks exercises this right, Elastic shall cooperate with Nortel Networks in all matters relating to such proceedings and provide Nortel Networks with all support that Nortel Networks may deem necessary in order to pursue any action relating to such actual, suspected or threatened infringement.

14.3. If Nortel Networks does not exercise its rights pursuant to Paragraph 14.2, the Parties agree to enter into good faith negotiations with regard to the assignment of the subject Licensed Intellectual Property from Nortel to Elastic for fair value and including from Elastic an unrestricted grantback license under any such assigned Licensed Intellectual Property to Nortel and its Subsidiaries.

ARTICLE XV LIABILITY

15.1. Nothing contained in this Agreement shall be construed as:

      (a) requiring the filing of any patent or trademark application, the securing of any patent or trademark, or the maintaining of any patent or trademark in force, provided that Nortel Networks shall reasonably cooperate with Elastic in connection with the foregoing as applicable to the Transferred Trademarks;

      (b) a representation or warranty of any kind by Nortel Networks as to merchantability, fitness for a particular purpose, validity or scope of the Included Intellectual Property or any Improvements relating thereto, or whether or not the use of the Included Intellectual Property or any Improvements relating thereto will infringe any patent or other rights of any other person;

      (c) an agreement to bring or prosecute actions or suits against third parties for infringement;

      (d) an obligation to furnish any assistance or any manufacturing or technical information not constituting Included Intellectual Property;

      (e) except as provided herein, conferring any right to use, in advertising, publicity or otherwise, any name, trade name or trademark, or any contraction, abbreviation or simulation thereof;

      (f) conferring by implication, estoppel or otherwise upon either Party any license or other right under any patent or other intellectual property right, except the licenses and rights expressly granted herein; or

      (g) an obligation on the part of one Party to indemnify the other Party for any reason.

15.2. EXCEPT AS EXPRESSLY PROVIDED FOR IN THE CONTRIBUTION AGREEMENT, IN NO EVENT SHALL NORTEL NETWORKS OR ELASTIC (INCLUDING THEIR SUBSIDIARIES, AFFILIATES, SHAREHOLDERS, OFFICERS, CONTRACTORS, DIRECTORS, EMPLOYEES AND AGENTS) BE LIABLE FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, DAMAGES ARISING FROM LOST BUSINESS, LOST SAVINGS, LOST DATA, AND LOST PROFITS, REGARDLESS OF THE CAUSE AND WHETHER ARISING IN CONTRACT (INCLUDING FUNDAMENTAL BREACH), TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EVEN IF THE BREACHING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE XVI NOTICES

16.1. Any and all notices or other information to be given by one of the Parties to the other shall be deemed sufficiently given when forwarded by prepaid registered or certified first class air mail or by facsimile transmission, overnight courier or hand delivery to the other Party at the following address:

        If to Elastic:

               6120 Windward Parkway
               Suite 100
               Alpharetta, Georgia
               U.S.A. 30005
               Attention: The Secretary

        If to Nortel Networks:

               Nortel Networks Corporation
               8200 Dixie Road
               Suite 100
               Brampton, Ontario
               Canada L6T 5P6

               Attention: VP & Intellectual Property Law Counsel

and such notices shall be deemed to have been received ten (10) business days after mailing if sent by mail, and the following business day if sent by facsimile transmission, overnight courier or delivered by hand.

16.2. The aforementioned address of either Party may be changed to any time by giving twenty (20) days prior notice to the other Party in accordance with the foregoing.

16.3. In the event of a generally-prevailing labour dispute or other situation which will delay or impede the giving of notice by any such means, in either the country of origin or of destination, the notice shall be given by such specified mode as will be most reliable and expeditious and least affected by such dispute or situation.

ARTICLE XVII TERM AND TERMINATION

17.1. This Agreement shall become effective on the Effective Date indicated above and, subject to Paragraph 12.12 hereof, shall continue in effect unless terminated as set out in this Agreement.

17.2. In the event of any material breach of this Agreement, the non-breaching Party may terminate this Agreement by giving sixty (60) days prior written notice to the other Party, thirty (30) days in the case of failure to meet payment obligations pursuant to Article XII. This Agreement shall not, however, terminate under this Paragraph 17.2 if:

      (a) the other Party has cured the breach prior to the expiration of such sixty (60) or thirty (30) day period; or

      (b) such breach cannot be cured within such sixty (60) day period, the other Party has initiated actions to cure such breach within such sixty (60) day period, and the other Party thereafter cures such breach as soon as reasonably practicable; or

      (c) in the case of failure to meet any payment obligation, such payment obligation is being contested in good faith by the Party obligated to make such payment and such contest has not been resolved.

17.3. In the event Elastic:

      (a) admits in writing its inability to pay its debts generally as they become due;

      (b)   commits an act of bankruptcy;

      (c) is the subject of a petition or assignment in bankruptcy under applicable bankruptcy laws or other similar laws, that is not discharged in thirty (30) days;

      (d) files a notice of intention to make a proposal or otherwise seeks a reorganization under applicable bankruptcy laws or any other similar law or statute of any relevant jurisdiction;

      (e)   makes an assignment for the benefit of its creditors;

      (f) consents to the appointment of a receiver or receiver-manager of itself or of the whole or any substantial part of its property; or

      (g) enters into an arrangement with or for the general benefit of its creditors, Nortel Networks may terminate this Agreement immediately upon notice.

17.4. Upon termination of this Agreement:

      (a) all licenses granted to Elastic under this Agreement shall terminate with the exception of:

            (i) any rights Elastic needs to sell, lease, sublicense or use any Licensed Products whose manufacture was initiated before the termination date; and

            (ii) any rights Elastic needs in order to continue to maintain such Licensed Products whose manufacture was initiated by Elastic prior to the termination date.

      (b) Elastic shall, at Nortel Networks' option, destroy or return all copies of the parts of Licensed Intellectual Property including all Confidential Information relating to the subject matter of Licensed Intellectual Property; and

      (c) Elastic shall pay to Nortel Networks all amounts then invoiced under this Agreement but not yet paid.

17.5. Termination of this Agreement shall not entitle Elastic to reimbursement of any amount previously paid to Nortel Networks.

17.6. Notwithstanding the expiry of the period during which Royalties accrue hereunder, or any termination hereunder, the provisions of Article I - Definitions, Article VII - Grant Back License, Article VIII - Improvements to Licensed Intellectual Property, Article XIII - Confidential Information, Article XIV - Infringement of Licensed Intellectual Property, Article XV - Liability, this Article XVII - Term and Termination and Article XIX - General, shall survive this Agreement, For greater certainty, upon termination:

      (a)   all payment obligations under this Agreement shall survive; and

      (b) any inconsistency between the terms and conditions of this Article XVII, and the terms and conditions of any other Article of this Agreement, shall be resolved by deeming the terms and conditions of this Article XVII determinative.

ARTICLE XVIII ASSIGNMENT OF RIGHTS

18.1. Elastic shall not assign or transfer this Agreement or any of the rights or obligations granted hereunder whether by merger, operation of law or otherwise except in conjunction with the subsequent sale of all or substantially all of the Elastic Business to the assignee of the Elastic Business provided that:

      (a) Elastic shall provide prior written notice to Nortel Networks of any such assignment;

      (b) such assignee shall agree in writing to assume all obligations of Elastic hereunder and to comply with the terms of this Agreement; and

      (C) all rights of Elastic and any of its Subsidiaries hereunder shall terminate on the effective date of any such assignment.

18.2. Nortel Networks shall have the right to delegate or assign this Agreement to any of its Subsidiaries without the consent of Elastic; provided that Nortel Networks has also assigned the Intellectual Property Rights underlying this Agreement to such Subsidiaries. Notwithstanding any such assignment or delegation, Nortel Networks shall not be relieved of any of its obligations hereunder.

ARTICLE XIX GENERAL

19.1. No agency, partnership, joint venture or employment relationship is or shall be created by virtue of this Agreement.

19.2. A Party shall not be liable, wholly or in part, for non-performance or a delay in performance of its obligations under this Agreement, if such delay is due to force majeure or contingencies or causes beyond the reasonable control of such Party, including but not limited to, flood, wind, hurricane, tornado, earthquake, explosion, or other similar catastrophe, hostilities, restraint of rulers or people, civil commotion, act of terrorism, strike, labor dispute, blockage or embargo or any act of nature, fires, accident, epidemic or quarantine restrictions.

19.3. The Schedules hereto, as may be modified in accordance with the term and conditions herein, form part of this Agreement. This Agreement may only be modified by an instrument in writing mutually agreed upon and executed by each Party's duly authorized representatives.

19.4. Elastic acknowledges that Licensed Products and Licensed Intellectual Property may be subject to US export control laws, including the US Export Administration Act and its associated regulations, and may be subject to export or import regulations in other countries. Elastic agrees to comply strictly with all such regulations and acknowledges that it has the responsibility to obtain such licenses to export, re-export or import Licensed Products or Licensed Intellectual Property as may be required after delivery to Elastic.

19.5. The Parties agree that the UN Convention on Contracts for the International Sale of Goods (Vienna, 1980) shall not apply to this Agreement nor to any dispute arising out of this Agreement.

19.6. All rights and licenses granted under or pursuant to this Agreement by Nortel Networks to Elastic are, for all purposes of Section 365(n) of Title 11 of the United States Code ("Title 11"), licenses of rights to "intellectual property" as defined in Title 11. Nortel Networks agrees that Elastic, as licensee of such licenses and rights under this Agreement, shall retain and may fully exercise all of its rights and elections under Title 11. To the extent permissible under the relevant agreements, Elastic shall succeed to Nortel Networks as licensee with respect to any third party software Elastic has sublicensed from Nortel Networks if Nortel Networks rejects the license in a bankruptcy proceeding.

19.7. In the event that any provision of this Agreement is found to be invalid, voidable or unenforceable, the Parties agree that such invalidity, voidability or unenforceabilitv shall affect neither the validity of this Agreement nor the remaining portions thereof, and that the provision in question shall be deemed to be replaced with a valid and enforceable provision most closely reflecting the intent and purpose of the original provision.

19.8. This Agreement constitutes the entire agreement between the Parties and supersedes all other agreements between the Parties concerning the subject matter herein.

19.9. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts (without reference to the conflicts of law provisions thereof) and the federal laws of the United States of America applicable therein.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

NORTEL NETWORKS CORPORATION                ELASTIC NETWORKS INC.


/s/ Michael Pangia
-----------------------------------        -------------------------------------
Authorized Signature                       Authorized Signature

Michael Pangia, Attorney-in-fact           Guy D. Gill, President
-----------------------------------        -------------------------------------
Printed Name and Title                     Printed Name and Title

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

NORTEL NETWORKS CORPORATION                ELASTIC NETWORKS INC.


                                           /s/ Guy D. Gill
-----------------------------------        -------------------------------------
Authorized Signature                       Authorized Signature

Michael Pangia, Attorney-in-fact           Guy D. Gill, President
-----------------------------------        -------------------------------------
Printed Name and Title                     Printed Name and Title